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                                                                     EXHIBIT 4.3
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                   CardioDynamics International Corporation
                       6175 Nancy Ridge Drive, Suite 300
                              San Diego, CA 92121

                                August 31, 2001



The Allen E. Paulson Living Trust
c/o Paulson Enterprises
P.O. box 9660
Rancho Santa Fe, California 92067
Attention:  J. Michael Paulson and Edward White

Ladies and Gentlemen:

Reference is made to a certain Securities Purchase Agreement dated as of August 31, 2001 (the "Purchase Agreement"), pursuant to which the Trust has agreed to sell (the "Sale") up to five hundred thousand (500,000) shares of CardioDynamics International Corporation (the "Company") Common Stock (the "Shares") to Pine Ridge Financial Inc. (the "Purchaser").

As contemplated by the Purchase Agreement, the Company will enter into a Registration Rights Agreement dated as of August 31, 2001 (the "Rights Agreement") with the Purchaser, whereby the Company will agree to register the Shares for resale and keep such registration statement effective for a period of two (2) years, as more fully described in the Rights Agreement. The Company hereby agrees to use its best efforts to cause such registration statement to be declared effective within 90 days following the Closing Date as such term is defined in the Purchase Agreement. The Trust hereby agrees to reimburse the Company, either directly or out of escrow established in connection with the Purchase Agreement (the "Escrow"), for all of the Company's expenses (up to a maximum of $10,000 in the aggregate) that the Company incurs in connection with any registration, qualification and compliance requested pursuant to the Rights Agreement, including without limitation, all filing, registration and qualification, and accounting fees and the fees and disbursements of its counsel.

Further, as compensation for (i) our introduction of the Purchaser to the Trust,
(ii) fees and expenses we incurred in connection with such introduction, and
(iii) the otherwise unreimbursed fees and expenses related to the registration of the Shares as well as the devotion of management time to and opportunity cost associated with preparation and review of the documents associated with the Sale and the registration and qualification of the Shares, the Trust hereby agrees to pay to the Company, in cash at the time of the Settlement Date of the Sale as set forth in the Purchase Agreement, either directly or out of the Escrow, a fee equal to two percent (2%) of the gross purchase price paid by the Purchaser for the Shares. The Company shall refund the foregoing fee to the Trust in the event that the Trust is required to repurchase the Shares and does so repurchase such Shares from the Purchaser because the registration statement that the Company has agreed to file with respect to the Shares has not been declared effective within 90 days following the Closing Date.


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Please execute and return this letter agreement (which may be executed in counterparts) to the undersigned to concur that (i) this sets forth the Trust's complete and entire understanding with regards to the subjects described within, and (ii) that this letter agreement may not be amended or modified except in a writing executed on behalf of both the Company and the Trust. By execution hereof, we both further agree that this letter agreement is to be governed by and construed in accordance with the laws of the State of California, as applied to contracts among California residents, made and to be performed entirely within the State of California.

                                    CardioDynamics International Corporation a California corporation

                                    By:  /s/ Michael K. Perry
                                         --------------------
                                        Name:  Michael K. Perry
                                        Title:  Chief Executive Officer

Accepted and agreed as of August 31, 2001:
The Allen E. Paulson Living Trust


By:  /s/ J. Michael Paulson
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     Name:  J. Michael Paulson, Co-Trustee


By:  /s/ Edward White
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     Name:  Edward White, Co-Trustee